Exhibit 10.31

Raytheon

Organization	RAYTHEON COMPANY Corporate Human Resources

Date	November 18, 2002	Memo:	KJP:02:033

To	J. B. Stephens	Distribution:

From	K. J. Peden

Subject	Clarification of Stock Options and Change in Control Agreement

This letter is to serve as clarification as to the Raytheon Company’s intent with regard to the 140,000 Stock Options and 75,000 Restricted Shares awarded to you by the Management Development and Compensation Committee (MDCC) of the Board of Directors upon your hiring at Raytheon.

If there is a “Change in Control” of the Raytheon Company as defined on page 2, paragraph 1.5 of your Change in Control Agreement or your employment is terminated for any reason other than “Cause” as defined on page 1, paragraph 1.4 of your Change in Control Agreement, all Restricted Stock and Stock Options awarded upon your hiring will be vested in full.

Sincerely,

Keith J. Peden
Senior Vice President Human Resources